Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Ordinary Shares, NIS 0.20 nominal value of GILAT SATELLITE NETWORKS LTD.. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.  In accordance with Rule 13d-1(k)(1), the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to the equity securities (as defined in Rule 13d-1(i)) of the Issuer, beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G and any amendments thereto.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

February 16, 2026

Migdal Insurance & Financial Holdings Ltd.

/s/ Menashe Debby	/s/ Itay Yanay
By: Menashe Debby	By: Itay Yanay
Title: Investment Accountant	Title: CFO

Migdal Sal Domestic Equities

/s/ Menashe Debby	/s/ Itay Yanay
By: Menashe Debby	By: Itay Yanay
Title: Investment Accountant	Title: CFO